FOR IMMEDIATE RELEASE

The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585, william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425, richard.clark@rd.com


               Reader's Digest Association Finalizes Accounting
                         for Magazine Promotion Costs

PLEASANTVILLE, N.Y., September 9, 2004 - The Reader's Digest Association, Inc. (NYSE: RDA) today announced it has finalized the treatment of its accounting for magazine promotion costs. As announced in its Fiscal 2004 earnings release on July 29, 2004, because of changes and new initiatives in the business the company will begin expensing magazine direct-response promotion costs as incurred, effective July 1, 2004; previously it had deferred and amortized certain magazine promotion costs. The company undertook a pre-clearance process with the Securities and Exchange Commission as it relates to the treatment of the existing deferred balance. The company has determined that, in connection with these changes, it will record a one-time, non-cash charge of $(27) million, or $(0.17) per share, as of June 30, 2004, and amortize the remaining balance of $77 million during Fiscal 2005 to account for its existing promotion asset of $104 million.

      After reflecting the $(27) million charge, the company reported full-year Fiscal 2004 earnings of $0.49 per share. Since the charge and the future amortization of the remaining deferred magazine promotion asset are non-cash, this does not affect the company's cash flows. Details of the company's results reflecting this charge and change to expensing magazine promotion costs as incurred will be included in its Fiscal 2004 Form 10-K filing.

     In Fiscal 2005, the effect of these changes will result in:  (1)
expense timing differences between quarters with no change in full-year projected expense, and (2) non-cash charges of $77 million to amortize the remaining balance. In its July 29 conference call, the company gave EPS guidance in the range of $0.77 to $0.87, excluding any restructuring charges, one-time items and the resolution of the treatment of its existing deferred balance. The table below outlines, quarter by quarter, the anticipated earnings per share impact on timing and amortization of the remaining balance. A detailed explanation will be included in the company's quarterly filings.


(Loss) Earnings per Diluted Share        Qtr 1     Qtr 2     Qtr 3    Qtr 4   Full Year

     Effect of expensing versus         $(0.05)   $(0.06)   $ 0.05   $ 0.06    $  --
   capitalizing magazine promotion
   costs (timing)

     Amortization of remaining          $(0.16)   $(0.17)   $(0.08)  $(0.08)   $(0.49)
   deferred magazine promotion asset


      The Reader's Digest Association, Inc. (RDA) is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Its total revenues for the fiscal year ended June 30, 2004 were $2.4 billion. Global headquarters are located at Pleasantville, New York. The company's main Web site is www.rd.com.

      This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.
                                     ###